Exhibit (a)(5)(i)

PRESS RELEASE

February 17, 2015

FREIT announces commencement of tender offer to purchase up to 100,000 shares of beneficial interest.

HACKENSACK, NJ …… FIRST REAL ESTATE INVESTMENT TRUST OF NJ (“FREIT”) announced today that it has commenced a tender offer to purchase up to 100,000 shares of beneficial interest in the Company at a price of $23.00 per share. The number of shares proposed to be purchased in the tender offer represents approximately 1.5% of FREIT’s currently outstanding shares. The closing price of FREIT’s shares on February 13, 2015 was $19.20 per share.

As of February 17, 2015, FREIT has approximately $22 million in cash and cash equivalents (unaudited), a portion of which will be used to fund the tender offer. The Board of Trustees of FREIT has determined to commence the tender offer in order to provide liquidity to its shareholders by permitting them the opportunity to tender shares of beneficial interest for cash in accordance with the terms of the Offer to Purchase that has been filed with the Securities and Exchange Commission.

Georgeson Inc. is the Information Agent for the tender offer and any questions concerning the tender offer or requests for copies of the Offer to Purchase, Letter of Transmittal and related documents should be directed to Georgeson Inc. by calling (800) 314-4549. Computershare Trust Company, N.A., is the depositary for the tender offer. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered shareholders and also will be made available for distribution to beneficial owners of shares of beneficial interest in FREIT.

FREIT’s Trustees and executive officers have advised FREIT that they do not intend to tender their shares of beneficial interest in FREIT in the tender offer.

Neither FREIT nor its Board of Trustees nor the Information Agent or the Depositary will make any recommendations to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of beneficial interest in FREIT. The tender offer is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and related materials that FREIT will be distributing to its shareholders and filing with the Securities and Exchange Commission. Shareholders should read carefully the Offer to Purchase, the Letter of Transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders may obtain free copies of the Offer to Purchase and other related materials when filed with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or at the Investor Relations section of FREIT’s website at www.freitnj.com. In addition, shareholders may also obtain copies of these documents, when available, free of charge, by contacting Georgeson Inc., the Information Agent for the Offer, at (800) 314-4549 or in writing to 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310.

Forward-Looking Statement

This release contains forward-looking statements, including those regarding the timing of closing the tender offer and terms and conditions of the tender offer. The actual success of the planned tender offer is subject to a number of factors, including (1) developments or changes in economic or market conditions, (2) developments or changes in the securities markets, (3) developments or changes in the business or condition of FREIT or in its cash flows, including longer than anticipated lease-up periods or the inability of tenants to pay increased rents and (4) the factors identified under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, and in other reports filed by FREIT with the SEC. FREIT disclaims any intent or obligations to update these forward-looking statements.